As Filed with the Securities and Exchange Commission on October 29, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

GENETRONICS BIOMEDICAL CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	3841	33-0969592
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

11199 Sorrento Valley Road
San Diego, California 92121
Telephone (858) 597-6006
Facsimile (858) 597-0119

(Address including zip code and telephone number of Principal Executive Offices)

AMENDED 2000 STOCK OPTION PLAN

(Full Title of the Plan)

Avtar Dhillon
Chief Executive Officer and President
11199 Sorrento Valley Road
San Diego, California 92121
Telephone (858) 597-6006
Facsimile (858) 597-0119

(Name, address, including zip code and telephone number of agent for service)

Copies to

Thomas J. Poletti, Esq.
Ted Weitzman, Esq.
Kirkpatrick & Lockhart LLP
10100 Santa Monica Blvd., 7th Floor
Los Angeles, CA  90067
Telephone (310) 552-5000
Facsimile (310) 552-5001

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered		Proposed maximum offering price per share(1)		Proposed maximum aggregate offering price(1)	Amount of registration fee

Common Stock, $0.001 par value	50,230	(2)	$3.72	(2)	$186,856	$24
Common Stock, $0.001 par value	15,000	(2)	3.52	(2)	52,800	7
Common Stock, $0.001 par value	15,000	(2)	3.44	(2)	51,600	7
Common Stock, $0.001 par value	18,750		2.99		56,063	7
Common Stock, $0.001 par value	125,000		2.80		350,000	44
Common Stock, $0.001 par value	1,026,020		3.05		3,129,361	396

	1,250,000				$3,826,680	$485

(1)          Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(h)(1) under the Securities Act, based on the price at which options may be exercised, or if such price is not known, on the average of the high and low prices on the American Stock Exchange on October 26, 2004.

(2)          Represents stock options granted prior to a 1-for-4 reverse stock split that was effected on September 13, 2004. The number of shares to be registered and proposed maximum offering price per share have been adjusted to represent shares and exercise prices per share underlying stock option grants on a post-split basis.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing information specified in this Part I are being separately provided to the Registrant’s employees, officers, directors and consultants as specified by Rule 428(b)(1) of the Securities Act of 1933.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.           Incorporation of Documents by Reference.

The documents listed in paragraphs (a) through (e) below have been filed with the Securities and Exchange Commission (the “Commission”) and are hereby incorporated by reference into this Registration Statement.  All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereto from the date of filing of such documents.

(a)                                  Registrant’s Annual Report on Form 10-K for the year ended December 31, 2003 filed with the SEC on March 30, 2004;

(b)                                 Registrant’s Quarterly Report on Form 10-Q for the quarters ended March 31, 2004 and June 30, 2004 filed with the SEC on May 13, 2004 and August 13, 2004, respectively;

(c)                                  Registrant’s Current Reports on Form 8-K filed with the SEC on May 27, 2004, August 17, 2004 and September 16, 2004;

(d)                                 Registrant’s Definitive Proxy Statements filed with the SEC on April 28, 2004 and August 17, 2004, and

(e)                                  The description of the Registrant’s common stock contained in Registrant’s Registration Statement on Form 8-A, as filed with the Commission on December 4, 1998 under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

Item 4.           Description of Securities.

Not applicable.

Item 5.           Interests of Named Experts and Counsel.

Kirkpatrick & Lockhart LLP, Los Angeles, California, will pass for the Registrant on the validity of the common stock offered hereby.

Item 6.           Indemnification of Directors and Officers.

Under Section 145 of the General Corporation Law of the State of Delaware, the Registrant can indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”).  The Registrant’s certificate of incorporation provides that, pursuant to Delaware law, its directors shall not be liable for monetary damages for breach of the directors’ fiduciary duty of care to the Registrant and its stockholders.  This provision in the certificate of incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law.  In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to the Registrant or its stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of the law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law.  The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

The Registrant’s bylaws provide for the indemnification of the Registrant’s directors to the fullest extent permitted by the Delaware General Corporation Law.  The Registrant’s bylaws further provide that the Registrant’s Board of Directors has sole discretion to indemnify its officers and other employees.  The Registrant may limit the extent of such indemnification by individual contracts with its directors and executive officers, but have not done so.  The Registrant is not, however, required to indemnify any director or executive officer in connection with any proceeding initiated by the Registrant and approved by a majority of its Board of Directors, that alleges (a) unlawful misappropriation of corporate assets, (b) disclosure of confidential information or (c) any other willful breach of such director or executive officer’s duty to the Registrant or its stockholders.  The Registrant is required to advance, prior to the final disposition of any proceeding, promptly on request, all expenses incurred by any director or executive officer in connection with that proceeding on receipt of an undertaking by or on behalf of that director or executive officer to repay those amounts if it should be determined ultimately that he or she is not entitled to be indemnified under the Registrant’s bylaws or otherwise.

The Registrant also has directors’ and officers’ liability insurance.

Item 7.           Exemption From Registration Claimed.

Not applicable.

Item 8.           Exhibits.

Exhibit Numbers	Description
4.1	Amended 2000 Stock Option Plan (incorporated by reference to exhibit number 10.2 of the Registrant’s Form 10-Q for the three months ended September 30, 2001).
4.2

Forms of Incentive and Nonstatutory Stock Option Agreements used in connection with the 2000 Stock Option Plan (incorporated by reference to exhibit number 99.2 of the Registrant’s Registration Statement on Form S-8 (File No. 333-58168) filed with the Securities and Exchange Commission on April 2, 2001).

5.1	Opinion of Kirkpatrick & Lockhart LLP.
23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.
23.2	Consent of Kirkpatrick & Lockhart LLP (contained in Exhibit 5.1).

Item 9.           Undertakings.

The undersigned Registrant hereby undertakes:

(1)                                  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2)                                  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification by the Registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 6 of this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on this 29th day of October, 2004.

GENETRONICS BIOMEDICAL CORPORATION

By:	/s/ AVTAR DHILLON
Avtar Dhillon
Chief Executive Officer and President

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Avtar Dhillon as his true and lawful attorney-in-fact and agent, with full power of substitution for him in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ AVTAR DHILLON	Chief Executive Officer,	October 29, 2004
Avtar Dhillon	President and Director
(Principal Executive Officer)

/s/ PETER D. KIES	Chief Financial Officer	October 29, 2004
Peter D. Kies	(Principal Financial Officer and Principal Accounting Officer)

/s/ JAMES L. HEPPELL	Director	October 29, 2004
James L. Heppell

/s/ GENE LARSON	Director	October 29, 2004
Gene Larson

/s/ FELIX THEEUWES	Director	October 29, 2004
Felix Theeuwes

Director
Tazdin Esmail

/s/ SIMON X. BENITO	Director	October 29, 2004
Simon X. Benito

/s/ RIAZ BANDALI	Director	October 29, 2004
Riaz Bandali

EXHIBIT INDEX

Exhibit Numbers	Description
4.1	Amended 2000 Stock Option Plan (incorporated by reference to exhibit number 10.2 of the Registrant’s Form 10-Q for the three months ended September 30, 2001).
4.2

Forms of Incentive and Nonstatutory Stock Option Agreements used in connection with the 2000 Stock Option Plan (incorporated by reference to exhibit number 99.2 of the Registrant’s Registration Statement on Form S-8 (File No. 333-58168) filed with the Securities and Exchange Commission on April 2, 2001).

5.1	Opinion of Kirkpatrick & Lockhart LLP.
23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.
23.2	Consent of Kirkpatrick & Lockhart LLP (contained in Exhibit 5.1).